EXHIBIT 99.1

MGE Energy Increases Dividend for 51st Consecutive Year

Madison, Wis., Aug. 21, 2026—The Board of Directors of MGE Energy, Inc. (Nasdaq: MGEE), today approved a 7.0% increase in the company’s regular quarterly dividend to $0.5083 per share on its outstanding common stock. The dividend is payable September 15, 2026, to shareholders of record as of September 1, 2026. The increase raises MGE Energy’s annualized dividend rate to $2.0332 per share and marks the company’s 51st consecutive year of dividend increases.

“This dividend increase reflects our Board’s continued confidence in MGE Energy’s long-term strategy, disciplined financial management and commitment to delivering regular, predictable and sustainable returns to shareholders,” said Jeff Keebler, Chairman, President and Chief Executive Officer. “Our investments in reliable, resilient and increasingly sustainable energy infrastructure meet our customers’ needs, support economic growth in the communities we serve and create long-term value for shareholders.”

MGE Energy has paid cash dividends for more than 110 consecutive years, reflecting its longstanding commitment to returning value to shareholders through consistent and sustainable dividend growth.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 170,000 customers in Dane County, Wis., and purchases and distributes natural gas to 180,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact:	Steve Schultz Communications Manager 608-252-7219 | sbschultz@mge.com Investor Relations investor@mgeenergy.com